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                   NETWORK SOLUTIONS ENDORSES ICANN BOARD VOTE

                 AGREEMENT AFFIRMS STABLE AND SECURE MANAGEMENT
                       FOR INTERNET'S KEY INFRASTRUCTURE

LOS ANGELES, NOVEMBER 4, 1999 - Network Solutions, Inc. (NASDAQ: NSOL) today acknowledged the Internet Corporation for Assigned Names and Numbers (ICANN) board vote approving and affirming the September 28, 1999 agreements among Network Solutions (NSI), the U.S. Department of Commerce and ICANN following a 30-day comment period and open public sessions held here.

"We are pleased with the ICANN board vote that we believe is in the best interests of the Internet community, Network Solutions, the U.S. Government and ICANN," said Michael A. Daniels, Network Solutions' chairman. "Through negotiations leading to these agreements we have set the foundation for ICANN as a standards-setting body that will have a significant role in coordination of key infrastructure issues and that will ensure the future growth of global e-commerce. We look forward to working with ICANN and the Internet community as NSI takes a leadership role in shaping the continued coordination and management of these key issues."

The agreements were posted for a 30-day public comment period on the ICANN Web site at http://www.icann.org prior to the ICANN board's final approval today.

"These historic agreements are both a beginning and an end. They bring an end to the uncertainty that has surrounded the policies of the critical components of the Net's infrastructure, and they also are the green light for a whole host of new competitors, services and products in the Internet identity marketplace," said Jim Rutt, Network Solutions' CEO. "We are confident that our position will enable us to grow the company's core business while at the same time to offer an increasing variety of value-added services through our Registrar and new services from our Registry business."

The agreements consist of: (1) a Registry Agreement between ICANN and NSI; (2) a Registrar Accreditation Agreement between ICANN and all registrars in .com,
 .net, and .org; (3) a post-testbed Registrar License and Agreement between NSI as registry and registrar; (4) an amendment to the Cooperative Agreement between the Department of Commerce and NSI; and (5) an amendment to the Memorandum of Understanding between the Department of Commerce and ICANN.

Among the key provisions set forth in the agreements are:

- NSI will recognize ICANN and agree to operate the .com, .net and .org registries in accordance with the Registry Agreement between ICANN and NSI and future consensus policies adopted by ICANN

- NSI agrees to become an ICANN accredited registrar for the .com, .net and .org domains. The ICANN accreditation agreement has been revised to include improvements suggested by registrars during the testbed phase

- NSI has agreed to participate in the funding of ICANN through registry and registrar fees, provided that they are equitably apportioned

- All accredited registrars (including NSI) will provide continued methods for public access to "Whois" data

- The InterNIC Web site will be maintained as a public information site with a directory of links to accredited registrars


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ABOUT ICANN

The Internet Corporation for Assigned Names and Numbers (ICANN) is the non-profit corporation that was formed to assume responsibility for the IP address space allocation, protocol parameter assignment, and domain name system management functions now performed under U.S. Government contract by IANA and other entities.

ABOUT NETWORK SOLUTIONS

Founded in 1979, Network Solutions, Inc. (NASDAQ: NSOL) pioneered the development of registering Web addresses ending in .com, .net, .org and .edu. Network Solutions also provides Internet Technology Services that assist large commercial organizations in the evolution and management of their Internet technologies. For more information, see the www.networksolutions.com Web site.

Network Solutions is the world's leading registrar, with more than 6.5 million net registrations. Network Solutions registers the majority of Web addresses worldwide through various channels including nearly 220 companies in over 30 countries in its Premier program. Network Solutions has created value-added small business solutions through agreements with leading companies such as American Express (NYSE: AXP) and Microsoft (NASDAQ: MSFT). Through its Alliance Program, Network Solutions works closely with EarthLink (NASDAQ: ELNK), MindSpring Enterprises, Inc. (NASDAQ: MSPG), Interliant, Inc. (formerly Sage Networks, Inc.) (NASDAQ: INIT), ValueWeb (NASDAQ: ESPI) and Interland, Inc. Network Solutions also has entered into marketing agreements with companies like Yahoo! Inc. (NASDAQ: YHOO).

For Network Solutions, Media: Brian O'Shaughnessy, brianos@netsol.com, (703) 326-6076; Investor Relations: Sean McClorey, smcclorey@netsol.com, (703) 326-6090.

For IBM Global Services Media: Rusty Carpenter rcarpen@us.ibm.com , (813) 293-2554.

Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, uncertainty of Internet governance and regulation, increased competition in the domain name registration business, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services, risks associated with the company's international business, uncertainty of future revenue and profitability and fluctuations in its quarterly operating results. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission, especially in the company's Registration Statement on Form S-3 filed on January 4, 1999, as amended, Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1999.